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                                           [LETTERHEAD OF WHIRLPOOL CORPORATION]

    WHIRLPOOL ANNOUNCES VOLUNTARY RECALL OF OVER-THE-RANGE MICROWAVE HOOD
                                 COMBINATIONS

       IMMEDIATE ACTION TAKEN TO ENSURE CONSUMER SAFETY AND CONVENIENCE

            --RECALL DOES NOT AFFECT COUNTERTOP MICROWAVE MODELS--

BENTON HARBOR, Mich., October 16, 2001--In cooperation with the U.S. Consumer Product Safety Commission (CPSC), Whirlpool Corporation, of Benton Harbor, MI,
is voluntarily recalling approximately 1.8 million Whirlpool, KitchenAid and Sears Kenmore brand over-the-range microwave-hood combinations. The recall does not include any countertop microwaves or built-in oven microwave combinations.
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     Use of the microwave-hood unit, before the unit is properly repaired, poses a risk of fire. Whirlpool has identified seven incidents of fire that may be connected to the microwave-hood combination and have resulted in property damage. No injuries have been reported.

     Whirlpool has taken immediate action to ensure consumer safety and convenience through this voluntary recall:

     . Whirlpool is advising consumers to immediately stop using and unplug this product to eliminate any possible hazard.

     .   Consumers should visit www.repair.whirlpool.com or call (800) 785- 8897
                                    --------------------
         for more information, beginning 8:00 a.m., Wednesday, Oct. 17.

                                    --more--
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PAGE TWO/ WHIRLPOOL ANNOUNCES VOLUNTARY RECALL OF OVER-THE-RANGE MICROWAVE HOOD
COMBINATIONS

     This recall involves Whirlpool, KitchenAid and Sears Kenmore brand microwave-hood units with serial numbers that begin with XC. The serial numbers, as well as the model numbers, can be found on a label on the bottom edge of the oven space inside the microwave-hood unit door. Department, mass merchandise and appliance stores, as well as home builders, sold the microwave-hood units nationwide from January 1998 through September 2001.

     Whirlpool Chairman and Chief Executive Officer David R. Whitwam said, "Whirlpool always puts our customers first. What is most important to us is that the people who know and trust our brands have total confidence in the safety, reliability and durability of every product we make. Our actions are based on that trust, and in conjunction with the CPSC, we are moving quickly and effectively to correct the situation."

     Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances. Headquartered in Benton Harbor, the company manufactures in 13 countries and markets products under 11 major brand names in more than 170 countries. Additional information about the company can be found on the Internet at www.WhirlpoolCorp.com.

     This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the expected appliance industry results for 2001 noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in the company's most recently filed Form 10-Q and/or Form 10-K.

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